Exhibit 10.2

Note: Information in the agreement has been excluded because it is both not material and would likely cause competitive harm to Rafael Holdings, Inc. if publicly disclosed.

FIRST AMENDMENT TO CONTRACT OF SALE

THIS FIRST AMENDMENT TO CONTRACT OF SALE (this “Amendment”), dated as of April 4, 2022, by and between BROAD ATLANTIC ASSOCIATES LLC, having an address at 520 Broad Street, Newark, New Jersey 07107 (“Seller”), and 520 BROAD STREET PROPCO LLC, having an address at c/o Erik Wiesel, Esq. 50 Merrick Road, Suite 203, Rockville Centre, New York 11570 (“Purchaser”).

R E C I T A L S

A. Seller and Purchaser entered into a Contract of Sale dated February 18, 2022 (the “Existing Contract of Sale”) with respect to the real property located at 520 Broad Street, Newark, New Jersey (the “Property”).

B.   Seller and Purchaser desire to amend the Existing Contract, and in consideration of the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Contract is hereby amended as follows:

A G R E E M E N T

1. All capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Existing Contract.

2. The Due Diligence Deadline (as such term is defined in Section 2.2 of the Existing Contract) is hereby extended to May 2, 2022.

3. The number “forty-five (45)” in the last sentence of Section 1.1 of the Existing Contract is hereby deleted and the number “seventy-five (75)” is hereby inserted in its place.

4. If, pursuant to Section 2.2 or Section 2.3 of the Existing Contract, (a) Purchaser elects to terminate the Existing Contract, as amended by this Amendment (the “Contract”) or (b) the Contract otherwise terminates prior to the Due Diligence Deadline, then Escrowee shall deliver (i) $375,000 of the Initial Deposit to Seller and (ii) the balance of the Initial Deposit to Purchaser.

5. Purchaser has been informed that the Property is currently encumbered by a mortgage securing a $15 million loan (the “Loan”). If Purchaser desires to extend the closing Date pursuant to Section 4.1 of the Existing Contract, then in addition to paying the Supplemental Deposit to Escrowee, Purchaser shall pay to Seller, as additional consideration, the sum of $203,125 (consisting of the $112,500 extension fee payable by Seller to the holder of the Loan and 30 days of interest on the Loan in the amount of $90,625). Such $203,125 payment shall not be credited against the Purchase Price and shall be in addition to the Purchase Price. If the Closing does not occur for any reason, Seller shall retain such $203,125 payment. If the Closing does occur, at the Closing the parties will determine the actual extra costs and expenses incurred by Seller with respect to the Loan as a result of such extension of the Closing Date- if such actual costs exceed $203,125, Purchaser shall pay such excess to Seller at the Closing and if such actual costs shall be less than $203,125 , then Purchaser shall receive a credit in the amount of such deficiency.

6. Except as modified pursuant to this Amendment, the Existing Contract shall otherwise remain in full force and effect.

7. This Amendment may be executed in multiple counterparts and by electronic (PDF) or fax either of which shall be deemed an inked original.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Amendment as of the day and year first above written.

SELLER:

520 BROAD ATLANTIC ASSOCIATES LCC

By:	/s/ Patrick Fabbio
Name:	Patrick Fabbio
Title:	CFO

PURCHASER:

520 BROAD STREET PROPCO LLC

By:	/s/ [redacted]
Name:	[redacted]
Title:	Authorized Signatory

THE FOREGOING IS HEREBY
AGREED TO:

MADISON TITLE AGENCY, LLC

By:	/s/ Samuel M. Shiel
Name:	Samuel M. Shiel
Title:	Senior Counsel, VP

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